EXHIBIT 99.1

CardioGenics Announces Lock-Up Agreements with Board Members,
Executives and Certain Other Stockholders

Directors, Executives and Stockholders Lock-Up
53,144,943 Shares until September 22, 2011

Mississauga, Ontario March 25, 2010 — CardioGenics Holdings Inc. (OTC BB: CGNH), a developer of technology and products targeting the Point-Of-Care (POC) segment of the IVD market announced today that the Company has entered into lock-up agreements with its directors (other than Dr. Yahia Gawad who previously entered into a lock-up agreement with the Company) pursuant to which the directors agreed to lock-up 38,759,113 shares of the Company’s common stock held directly and indirectly by the directors through “Exchangeable Shares“ in the Company’s wholly-owned Ontario, Canada subsidiary, CardioGenics ExchangeCo Inc. (“ExchangeCo”). ExchangeCo and WeirFoulds LLP (as “trustee” under that certain Voting and Exchange Trust Agreement dated July 6, 2009 among the Company, ExchangeCo and Weirfoulds LPP) are also parties to these lock-up agreements.

In addition to the above lock-up agreements by the directors, the Company’s Chief Financial Officer, James Essex, agreed to lock-up 3,981,830 shares of the Company’s common stock beneficially owned by Mr. Essex until September 22, 2011 and five (5) other long-time stockholders of the Company also agreed to lock-up 10,404,000 shares of the Company’s common stock, in the aggregate, beneficially owned by those stockholders until September 22, 2011. The Company’s Board of Directors (including Dr. Yahia Gawad) and certain executives and other stockholders of the Company have now locked-up 203,144,943 shares of common stock beneficially owned by them for periods ranging from eighteen (18) months to four (4) years.

Pursuant to the terms of the lock-up agreements, the securities that are subject to the lock-up agreements may not be exchanged or sold by such parties prior to September 22, 2011 (the “Restricted Securities”). Notwithstanding the lock-up provisions, the respective directors, executives and stockholders are permitted under the lock-up agreements to (1) pledge the Restricted Securities as collateral in a loan transaction involving them and (2) transfer the Restricted Securities to members of their immediate family, provided such family members agree, in writing, to be bound by the terms of the lock-up agreements.

In addition, in the event of a “Change-in-Control” of the Company during the lock-up period, the lock-up agreements shall terminate and become of no further force and effect immediately upon the effectiveness of such “Change-in-Control.” For purposes of the lock-up agreements, “Change-in-Control” means (i) any acquisition of more than 50% of the outstanding capital stock of the Company by any unrelated third party (“Third Party“); (ii) any merger of the Company into any Third Party; or (iii) any acquisition of substantially all of the assets of the Company by any Third Party.

J. Neil Tabatznik, Chairman of the Board of Directors of CardioGenics Holdings Inc., stated “Recently, our chief executive officer, Dr. Yahia Gawad, agreed to lock-up 150,000,000 shares of the Company’s common stock owned by him for an unprecedented of period of four years, in order to send a clear message to our stockholders and potential investors regarding his sentiments about the Company’s long-term and short-term prospects. The directors of CardioGenics enthusiastically concur with Dr. Gawad’s sentiments and, accordingly, decided to lock-up their common shares for a period of eighteen months to reinforce that message to our stockholders and potential investors.”

The Company will also be filing a Current Report on Form 8-K with further details regarding the lock-up agreements.

About CardioGenics Holdings Inc.

Through its CardioGenics subsidiaries, the Company develops technology and products targeting the immunoassay segment of the In-Vitro Diagnostic testing market. It has developed the QL Care Analyzer, a proprietary Point Of Care immuno-analyzer, which will run a number of diagnostic tests under development, the first of which will be a series of cardiovascular diagnostic tests. As part of its core proprietary technology, the Company has also developed a proprietary method for silver coating paramagnetic microspheres (a fundamental platform component of immunoassay equipment), which improve instrument sensitivity to light. The Company's principal offices are located in Mississauga, Ontario, Canada (web address at www.cardiogenics.com).

Safe Harbor Statement - Certain statements made herein that are not historical are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and may contain forward-looking statements, with words such as "Anticipate, "believe," "expect," "future," "may," "will," "should," "plan," "projected," "intend," and similar expressions to identify forward-looking statements. These statements are based on the Company's beliefs and the assumptions it made using information currently available to it. Because these statements reflect the Company's current views concerning future events, these statements involve risks, uncertainties and assumptions. The actual results could differ materially from the results discussed in the forward-looking statements. In any event, undue reliance should not be placed on any forward-looking statements, which apply only as of the date of this press release. Accordingly, reference should be made to the Company's periodic filings with the Securities and Exchange Commission.

Contacts:

Investor Relations:
Wolfe Axelrod Weinberger Associates LLC
Robert Schatz, Managing Director
212.370.4500
rob@wolfeaxelrod.com

Media Relations:
The Investor Relations Group
Mike Graff, 212.825.3210